Exhibit 99.1

CONTACT:           William Koziel
(847) 597-8800

Così, Inc. Reports 2011 Second Quarter Results

DEERFIELD, IL – August 11, 2011 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the second quarter ended June 27, 2011 of $(634,000), or $(0.01) per basic and diluted common share, compared with a net loss of $(1,327,000), or $(0.03)  per basic and diluted common share for the 2010 second quarter, after excluding the one-time gain of $5,120,000 ($0.10 per basic and diluted common share) related to the sale of thirteen Company-owned restaurants in Washington D.C. to a franchisee.

Così’s total revenues for the 2011 second quarter decreased by $2,726,000 to $26,897,000 from $29,623,000 in the 2010 second quarter.  Company-owned net restaurant sales were $26,113,000 for the second quarter compared to $28,589,000 for the 2010 second quarter with the resulting $2,476,000 decline related primarily to the sale of thirteen Company-owned restaurants to a franchisee during the second quarter of 2010.  Franchise fees and royalty revenues for the quarter contributed $784,000 compared to $1,034,000 in the 2010 second quarter.  The decrease from last year’s second quarter was due primarily to a franchise fee recognized in the second quarter of 2010 resulting from a cancelled area development agreement.

System-wide comparable restaurant sales for the second quarter as measured for restaurants in operation for more than 15 months decreased 0.2% as compared to the second quarter of 2010.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended
June 27, 2011
Company-owned	0.5%
Franchise-operated	(1.3%)
Total System	(0.2%)

“We’re encouraged by the significant year-over-year improvement in operating margin we achieved in the second quarter in spite of a challenging consumer spending environment.  At the same time we reduced our administrative costs in the 2011 second quarter by $239,000 or 7% as compared to the same quarter last year.” said James Hyatt, Così's President and Chief Executive Officer. “Our focus continues to be on driving sales and traffic across all dayparts, while remaining committed to controlling restaurant and administrative costs.”

2011 Second Quarter Financial Performance Review

Così’s aforementioned $2,476,000 decrease in second quarter Company-owned net sales as compared to the 2010 second quarter was largely related to the sale of thirteen Company-owned restaurants in Washington D.C. to a franchisee during the 2010 second quarter as well as the closing of several Company-owned locations subsequent to the 2010 second quarter. The decline was partially offset by the 0.5% increase in Company-owned comparable net sales during the quarter which was comprised of a 2.9% increase in average guest check partially offset by a 2.4% decrease in traffic.

For the second quarter, Così reported a 280 basis point decrease in costs and expenses related to Company-owned restaurant operations, as a percentage of restaurant net sales, compared with the second quarter of 2010. The change resulted from decreases of 270 and 20 basis points, as a percentage of net sales, in labor and related benefits expense and cost of food and beverage, respectively, partially offset by a 10 basis point increase, as a percentage of net sales, in occupancy and other restaurant operating expenses.  The decrease in labor and related benefits expense as a percentage of net sales was due primarily to better deployment of labor during peak and non-peak hours of operations as well as the impact of a price increase.  The decrease in the cost of food and beverage as a percentage of net sales was due primarily to the impact of a price increase as well as higher catering sales which have a more favorable cost as a percentage of net sales relative to the entire menu mix partially offset by higher costs on some food items.

During the same period, the Company reduced its general and administrative expenses by 6.6% or $239,000, to $3,391,000 or 12.6% of total revenues from $3,630,000 or 12.3% of total revenues in the 2010 second quarter.

Così reported that as of June 27, 2011 it had cash and cash equivalents of $8,300,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 80 Company-owned and 58 franchise restaurants operating in seventeen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of June 27, 2011 and December 27, 2010
(dollars in thousands)

	June 27, 2011	December 27, 2010
Assets
Current assets:
Cash and cash equivalents	$8,280	$10,307
Accounts receivable, net	767	697
Notes receivable, current portion	621	506
Inventories	732	744
Prepaid expenses and other current assets	1,013	1,639
Total current assets	11,413	13,893

Furniture and fixtures, equipment and leasehold improvements, net	13,513	15,009
Notes receivable, net of current portion	907	1,195
Other assets	1,211	1,254
Total assets	$27,044	$31,351

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,377	$2,992
Accrued expenses	7,742	9,237
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	583	545
Total current liabilities	11,763	12,835

Deferred franchise revenue	2,238	2,238
Other long-term liabilities, net of current portion	3,880	4,592
Total liabilities	17,881	19,665

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
51,849,511 and 51,682,891 shares issued, respectively	518	517
Additional paid-in capital	283,638	283,388
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(273,795)	(271,021)
Total stockholders' equity	9,163	11,686
Total liabilities and stockholders' equity	$27,044	$31,351

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations
For the Three and Six Month Periods Ended June 27, 2011 and June 28, 2010
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$26,113	$28,589	$49,118	$55,663
Franchise fees and royalties	784	1,034	1,488	1,558
Total revenues	26,897	29,623	50,606	57,221

Costs and expenses:
Cost of food and beverage	5,956	6,567	11,252	12,895
Restaurant labor and related benefits	9,016	10,631	17,757	21,295
Occupancy and other restaurant operating expenses	7,973	8,704	15,676	17,748
	22,945	25,902	44,685	51,938
General and administrative expenses	3,391	3,630	6,448	6,952
Depreciation and amortization	1,025	1,196	2,090	2,576
Provision for losses on asset impairments and disposals	155	212	155	212
Lease termination expense and closed store costs	27	11	65	12
Gain on sale of assets	-	(5,120)	(41)	(5,207)
Total costs and expenses	27,543	25,831	53,402	56,483

Operating (loss) income	(646)	3,792	(2,796)	738

Interest expense	(1)	(1)	(1)	(2)
Other income	13	2	23	3

Net (loss) income	$(634)	$3,793	$(2,774)	$739

Per Share Data:	3,168	2,687
(Loss) earnings per share:
Basic	$(0.01)	$0.07	$(0.05)	$0.01
Diluted	$(0.01)	$0.07	$(0.05)	$0.01

Weighted average shares outstanding:
Basic	51,359,889	51,108,465	51,307,084	50,045,292
Diluted	51,359,889	51,324,065	51,307,084	50,260,892

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operatins as a Percent of Sales

	Three Months Ended			Six Months Ended
	June 27, 2011		June 28, 2010	June 27, 2011		June 28, 2010

Revenues:
Restaurant net sales	97.1%		96.5%	97.1%		97.3%
Franchise fees and royalties	2.9		3.5	2.9		2.7
Total revenue	100.0		100.0	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	22.8		23.0	22.9		23.2
Restaurant labor and related benefits (1)	34.5		37.2	36.2		38.3
Occupancy and other restaurant operating expenses (1)	30.5		30.4	31.9		31.9
	87.8		90.6	91.0		93.4
General and administrative expenses	12.6		12.3	12.7		12.1
Depreciation and amortization	3.8		4.0	4.1		4.5
Provision for losses on asset impairments and disposals	0.6		0.7	0.3		0.4
Lease termination expense and closed store costs	0.1		-	0.2		-
Gain on sale of assets	-		(17.3)	(0.1)		(9.1)
Total costs and expenses	102.4		87.2	105.5		98.7
Operating (loss) income	(2.4)		12.8	(5.5)		1.3
Interest income	-		-	-		-
Interest expense	-		-	-		-
Other income	-		-	-		-
Net (loss) income	(2.4	) %	12.8%	(5.5	) %	1.3%

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

	For the Three Months Ended
	June 27, 2011			June 28, 2010
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	82	59	141	99	44	143
Company-owned sold to franchisee	-	-	-	13	13	-
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	1	-	1	-	-	-
Restaurants at end of period	81	59	140	86	58	144

	For the Six Months Ended
	June 27, 2011			June 28, 2010
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	83	59	142	99	46	145
Company-owned sold to franchisee	-	-	-	13	13	-
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	2	-	2		2	2
Restaurants at end of period	81	59	140	86	58	144